Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Thursday August 7, 2008
NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2008 RESULTS
     Cleveland, Ohio, August 7, 2008 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income for the second quarter of 2008 of $2.4 million, or $0.29 per diluted share, on revenues of $948.1 million compared with consolidated net income for the second quarter of 2007 of $9.9 million, or $1.20 per diluted share, on revenues of $830.9 million.
NACCO and Subsidiaries Consolidated Second Quarter Highlights
     The Company reported a decrease in consolidated net income for the 2008 second quarter compared with the prior year. Key perspectives on NACCO’s second quarter results include:
•	NACCO Materials Handling Group (“NMHG”) Wholesale’s net income was $3.2 million in 2008 compared with net income of $10.4 million in 2007. Increased sales of higher-priced units and parts, as well as price increases, did not offset the effects of unfavorable foreign currency movements, increased material and delivery costs, higher warranty costs and increased selling, general and administrative expenses. Included in the 2008 second quarter net income are $0.8 million, or $0.5 million net of taxes of $0.3 million, of additional restructuring charges for the Irvine, Scotland manufacturing restructuring program, and additional costs related to the same program of $1.2 million, or $0.7 million net of taxes of $0.5 million.

•	NMHG Retail’s net loss of $0.6 million in 2008 decreased compared with the net loss of $5.9 million in 2007. As a result of programs put in place in 2007, significant progress was made toward achieving at least break-even results while building market position.

•	Hamilton Beach’s net loss was $0.5 million in 2008, compared with a net loss of $0.4 million in 2007.

•	Kitchen Collection’s net loss was $3.7 million in 2008, compared with a net loss of $2.8 million in 2007. The increase in net loss was the result of lower margins at the Le Gourmet Chef® stores largely as a result of mark downs related to discontinued products.

•	North American Coal’s net income decreased to $6.4 million in 2008 from $9.8 million in 2007 primarily as a result of the absence of an arbitration award of $3.7 million, or $2.3 million net of taxes of $1.4 million, received in the prior year quarter and lower royalty income.

•	NACCO and Other’s net loss increased to $3.2 million in 2008 from $1.3 million in 2007. Higher income tax expense and lower interest income in 2008 were partially offset by the absence of Hamilton Beach spin-off related expenses in 2007.
     Consolidated net income for the six months ended June 30, 2008 was $5.1 million, or $0.62 per diluted share, on revenues of $1.8 billion. This compared with consolidated net income of $16.5 million, or $2.00 per diluted share, on revenues of $1.6 billion for the first six months of 2007.

Consolidated Outlook for 2008
     The economic environment continues to be very uncertain at this time for the consumer markets in which Hamilton Beach and Kitchen Collection participate and the capital goods markets in which NMHG participates. At NMHG, key improvement programs continue to be implemented to mitigate the unfavorable effects of the current environment. However, these programs will continue to incur significant costs during the remainder of 2008. Price increases implemented to offset increased material and transportation costs at NMHG are expected to improve margin recovery over time. However, these price increases are not expected to fully offset the effect of the significantly higher costs being incurred during 2008 due to the price increase lag created by NMHG’s fixed price backlog. North American Coal and Hamilton Beach are likely to continue to have very difficult operating environments in 2008, which are expected to lead to significantly reduced results in those businesses compared with 2007. As a result, NACCO’s third quarter is currently expected to be very weak with results currently expected to improve in the fourth quarter.
Detailed Discussion of Results
NMHG Wholesale — Second Quarter Results
     NMHG Wholesale reported net income of $3.2 million on revenues of $742.4 million for the second quarter of 2008, compared with net income of $10.4 million on revenues of $608.8 million for the second quarter of 2007. Second-quarter 2008 net income includes additional restructuring charges associated with the Irvine restructuring program announced in August 2007 of $0.8 million, or $0.5 million net of taxes of $0.3 million, and additional costs for the second quarter of 2008 of $1.2 million, or $0.7 million net of taxes of $0.5 million, primarily for accelerated depreciation and manufacturing inefficiencies as a result of the Irvine restructuring.
     Revenues increased 22 percent in the second quarter of 2008 compared with the second quarter of 2007 primarily as a result of a favorable shift in sales mix to higher-priced lift trucks in Europe, favorable foreign currency movements in Europe from the strength of the euro and British pound compared with the U.S. dollar and increased unit volume. In addition, higher parts sales volume, the effect of unit and parts price increases implemented during late 2007 in the Americas and Europe and the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups during 2007 contributed to the revenue improvement in the second quarter of 2008. Shipments in the second quarter of 2008 increased to 23,370 units from shipments of 22,192 units in the second quarter of 2007. NMHG Wholesale’s worldwide backlog was approximately 28,400 units at June 30, 2008 compared with approximately 30,000 units at June 30, 2007 and 29,100 units at March 31, 2008.
     The significant decrease in net income in the second quarter of 2008 compared with the second quarter of 2007 was primarily attributable to a decrease in operating profit. The favorable effect of increased units and parts sales, a favorable shift in mix to higher-margin products and previous price increases were more than offset by the continued increase in commodity costs of steel and copper, higher fuel and freight costs, unfavorable foreign currency movements, higher warranty costs in the Americas and Europe, an increase in selling, general and administrative expenses and the affect of the additional Irvine restructuring charge and associated additional costs. Selling, general and administrative expenses increased mainly as a result of higher marketing expenses, increased bad debt expense, primarily in Europe, and incremental costs from the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups. These increases were partially offset by lower product liability expense as a result of better than expected claims experience.

     For the six months ended June 30, 2008, NMHG Wholesale reported net income of $11.1 million on revenues of $1.4 billion compared with net income of $19.4 million on revenues of $1.2 billion for the first six months of 2007.
NMHG Wholesale — Outlook
     NMHG Wholesale expects very mixed growth prospects in lift truck markets in the remainder of 2008 compared with 2007 with significantly slower growth or even moderate declines in Europe, moderate growth in Asia-Pacific and a year-over-year decrease in the Americas market. Overall, the company expects comparable to modest increases in shipment levels for 2008 compared with 2007. However, if U.S. and European economic conditions deteriorate further, sales of units and higher-margin parts could decline in the second half of 2008, which would adversely affect revenues and profit margins.
     Inflationary increases in material costs, specifically steel and copper, and fuel and freight costs are expected to continue to affect results unfavorably throughout 2008. Price increases implemented in 2007 and through July of 2008 are expected to offset these higher costs increasingly in the second half of 2008, particularly in the fourth quarter. The company will work to mitigate these higher costs through additional price increases when appropriate. However, any further material cost increases are unlikely to be recovered in 2008 because of the fixed prices for units in backlog.
     Appreciation of currencies in countries where NMHG Wholesale manufactures lift trucks for sale in the U.S. market and where NMHG Wholesale buys components for its U.S. lift truck manufacturing operations has had a significant adverse affect on earnings as the U.S. dollar has weakened compared with other currencies, including in 2008 compared with 2007. To offset the effects of adverse currency movements, in 2007 NMHG Wholesale outsourced certain operations at its manufacturing facility in The Netherlands to a third party in a lower-cost country and announced an additional manufacturing restructuring program, which will phase out production of current products at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the United States and at its Ramos Arizpe facility in Mexico. These programs, projected to be completed in early 2009, are expected to reduce purchases of high cost euro- and British pound-denominated lift trucks, materials and components, reduce freight costs, lessen NMHG Wholesale’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing locations, provide additional opportunities to source components from lower-cost countries and reduce working capital. The Irvine, Scotland and other related manufacturing restructuring programs are anticipated to improve net results starting in 2009, and, at maturity, generate benefits which are expected to exceed $20 million in annual cost savings. However, the company anticipates future additional charges related to this manufacturing restructuring program of approximately $4.2 million during the second half of 2008 and $1.3 million in 2009. These charges are in addition to the $12.2 million of pre-tax charges incurred during 2007 and the first half of 2008.
     NMHG Wholesale’s investment in long-term programs are expected to continue to improve future results, particularly its warehouse truck and big truck product development and manufacturing programs, and its significant new electric-rider lift truck program, which is expected to bring a full line of newly designed products to market over the course of 2009, including introducing a new 1 to 2 ton electric counterbalanced lift truck in early 2009. The company continues to believe the programs in place and others in development will allow NMHG Wholesale to achieve its nine percent operating profit margin goal in the 2011 or 2012 time frame.

NMHG Retail — Second Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the second quarter of 2008 of $0.6 million on revenues of $25.1 million compared with a net loss of $5.9 million on revenues of $45.8 million for the second quarter of 2007.
     Revenues decreased primarily as a result of the sale of a retail dealership in Europe during the third quarter of 2007 and actions taken to improve the operational effectiveness of the Asia-Pacific Retail operations. These decreases were partially offset by improved rental and service volume in Asia-Pacific and favorable foreign currency movements due to the strength of the Australian dollar and the British pound compared with the U.S. dollar and higher unit sales volume in Europe.
     NMHG Retail realized a $5.3 million reduction in the net loss in the second quarter of 2008 compared with the second quarter of 2007 primarily as a result of the realignment of activities at Asia-Pacific’s retail operations. Increased revenues and improvements in service performance at NMHG Retail’s remaining European dealership also contributed to the improvement in operations.
     For the six months ended June 30, 2008, NMHG Retail had a net loss of $1.2 million on revenues of $46.1 million compared with a net loss of $9.6 million on revenues of $88.3 million for the first six months of 2007.
NMHG Retail — Outlook
     NMHG Retail’s key improvement programs, especially those implemented in Asia-Pacific during 2007, are expected to continue to have a favorable effect during 2008 and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position.
Hamilton Beach — Second Quarter Results
     Hamilton Beach reported a net loss of $0.5 million for the second quarter of 2008 on revenues of $108.8 million, compared with a net loss of $0.4 million for the second quarter of 2007 on revenues of $103.3 million. Results in the second quarter of 2007 included a restructuring charge of $1.0 million, or $0.6 million net of taxes of $0.4 million, for the completion of the closing of the Saltillo, Mexico manufacturing operation.
     Revenues for the second quarter of 2008 at Hamilton Beach increased compared with the second quarter of 2007 largely due to a favorable shift in sales toward higher-priced products and favorable foreign currency movements. Net income, however, did not improve because increased sourced product and freight costs more than offset the benefits of the revenue increase and a decrease in selling, general and administrative expenses resulting from the absence of the restructuring charge and costs associated with the cancelled Hamilton Beach spin-off from 2007.
     For the six months ended June 30, 2008, Hamilton Beach reported a net loss of $3.3 million on revenues of $204.0 million compared with a net loss of $0.5 million on revenues of $200.1 million for the first six months of 2007.
Hamilton Beach — Outlook
     Hamilton Beach expects 2008 to be a very difficult year with results well below those in 2007. Current economic factors still affecting U.S. consumers, such as rising food and gasoline prices, depressed home sales and mortgage debt concerns appear to be among factors creating a challenging retail environment. Further, Hamilton Beach expects continued significant pricing pressure from suppliers in 2008 due to increased commodity costs for resins, copper, steel, and aluminum, increased freight costs and an appreciating Chinese currency. While Hamilton Beach will work to mitigate these increased costs through price increases, Hamilton Beach does not expect to fully recover the cost increases in 2008, which will affect margins and results in 2008 adversely.
     Despite these near-term unfavorable factors, Hamilton Beach is focused on continuing to strengthen its market position through product innovation, cost-reduction and margin-enhancement programs, promotions and branding programs. Hamilton Beach introduced a strong assortment of new products during 2007, and further new product introductions are in the pipeline for 2008 and 2009, all of which are expected to favorably affect revenues. However, reduced consumer confidence and uncertainty in U.S. consumer markets makes price point and margin mix prospects very difficult to predict.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing innovative products, improving efficiencies and pursuing strategic growth opportunities.
Kitchen Collection — Second Quarter Results
     Kitchen Collection reported a net loss of $3.7 million on revenues of $39.7 million for the second quarter of 2008, compared with a net loss of $2.8 million on revenues of $38.9 million for the second quarter of 2007.
     Kitchen Collection’s second quarter 2008 revenue increased slightly compared with the prior year quarter primarily as a result of an increase in new store sales and an increase in Kitchen Collection® comparable store sales mainly as a result of a higher average sales transaction value and an increase in the number of transactions. The increase was partially offset by the closure of unprofitable Kitchen Collection® and Le Gourmet Chef® stores. The net effect of opening new stores and closing unprofitable stores caused the number of Kitchen Collection® stores to decrease to 198 at June 30, 2008 from 200 at June 30, 2007, while Le Gourmet Chef operated 74 stores at June 30, 2008 compared with 71 at June 30, 2007. Kitchen Collection and Le Gourmet Chef operated 198 and 74 stores at December 31, 2007, respectively.
     The net loss at Kitchen Collection increased in the second quarter of 2008 compared with the second quarter of 2007 primarily due to lower margins at Le Gourmet Chef resulting from increased mark downs on products that have been discontinued as part of a program to improve the Le Gourmet Chef® store product offerings.
     For the six months ended June 30, 2008, Kitchen Collection reported a net loss of $6.9 million on revenues of $78.9 million compared with a net loss of $5.9 million on revenues of $78.6 million for the first six months of 2007.
Kitchen Collection — Outlook
     The uncertainty in the U.S. economy, a reduction in consumer confidence and high gasoline prices are expected to continue to affect consumer traffic to outlet mall locations and retail spending decisions unfavorably. Nevertheless, Kitchen Collection expects there will be modest increases in revenues in 2008 compared with 2007 and is hopeful there will be improvements in operations at Le Gourmet Chef in the remainder of 2008, primarily in the fourth quarter.
     With the significant exception of the distribution function, the integration of Le Gourmet Chef was completed in 2007. To improve distribution operations for Le Gourmet Chef® stores, Kitchen Collection is shifting the Le Gourmet Chef warehouse operations from a third-party warehouse service provider to a Kitchen Collection-managed distribution operation near its current company-operated distribution center. This transition is expected to be completed early in the third quarter of 2008. In addition, new product and store product presentation improvement programs at Le Gourmet Chef are expected to benefit the Le Gourmet Chef operations in the fourth quarter of 2008, although third quarter results will still reflect the mark down costs associated with key improvement programs. As a result, the Le Gourmet Chef operations are expected to show improvement in the fourth quarter of 2008.
     Longer term, Kitchen Collection expects to continue programs for its Kitchen Collection® store format which are designed to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and implementing merchandising improvement programs. Overall, improvements in operations are expected in 2009 and succeeding years.
North American Coal — Second Quarter Results
     North American Coal’s net income for the second quarter of 2008 was $6.4 million on revenues of $33.1 million compared with net income of $9.8 million on revenues of $34.9 million for the second quarter of 2007.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the second quarter of 2008 compared with the second quarter of 2007.

	2008	2007
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.6	1.6
Unconsolidated mines	6.5	6.2

Total lignite coal deliveries	8.1	7.8

Limerock deliveries (cubic yards)	6.3	9.7

     Revenues decreased moderately in the second quarter of 2008 compared with the second quarter of 2007 primarily due to fewer deliveries at the limerock dragline mining operations, reduced deliveries at the Mississippi Lignite Mining Company as a result of unplanned customer power plant outages and a reduction in royalty income attributable to the completion of mining in certain reserves by third parties in mid-2007. The reduction in deliveries at the limerock dragline mining operations was the result of lower customer requirements, mainly due to a decline in the southern Florida housing and construction markets. These decreases were partially offset by an increase in deliveries at the Red River Mining Company and an increase in revenues at the San Miguel Lignite Mining Operations due to contractual pass-through of costs.
     Net income for the 2008 second quarter decreased compared with the 2007 second quarter primarily as a result of the absence of an arbitration award of $3.7 million, or $2.3 million net of taxes of $1.4 million, received in the prior year quarter and lower royalty income. Results were also affected by fewer limerock deliveries, higher costs of sales at Mississippi Lignite Mining Company in 2008 primarily due to the capitalization of fixed costs over lower production levels and higher costs for diesel fuel and steel at all consolidated mining operations, which have not yet been fully recovered through contractual price escalation provisions. These unfavorable items were partially offset by improved operations at the Red River Mining Company and reduced selling, general and administrative expenses.
     For the six months ended June 30, 2008, North American Coal’s net income was $10.2 million on revenues of $65.4 million compared with net income of $16.6 million on revenues of $69.5 million for the first six months of 2007.

North American Coal — Outlook
     Overall, North American Coal expects results for the remainder of 2008 to be well below 2007. Lower delivery requirements and higher costs of sales because of lower production levels are expected to reduce results at the Mississippi Lignite Mining Company. Higher repair and maintenance expenses at Red River Mining Company and increased commodity costs for diesel fuel and steel at all consolidated mining operations, which are not expected to be fully recovered in 2008 through contractual price escalation, are also expected to adversely affect results. An increase in development expenses is expected in the remainder of 2008 compared with 2007.
     Deliveries from the limerock dragline mining operations are also expected to decrease further in the remainder of 2008. Limerock customer projections for 2008 deliveries continue to reflect the ongoing decline in the southern Florida housing and construction markets. In addition, compliance with a July 2007 district court ruling and the expectation that North American Coal’s customers will need to apply for new permits in 2008 indicate further reductions in customer deliveries are likely.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which includes the parent company operations and Bellaire, reported a net loss of $3.2 million for the second quarter of 2008, compared with a net loss of $1.3 million for the second quarter of 2008. Higher income tax expense and lower interest income in 2008 compared with 2007 were partially offset by the absence of Hamilton Beach spin-off related expenses in 2007.
     For the six months ended June 30, 2008, NACCO and Other reported a net loss of $5.3 million compared with a net loss of $3.5 million for the first six months of 2007.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, August 8, 2008, at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4215 (Toll Free) or (617) 213-4867 (International), Passcode: 16849062, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 15, 2008. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in the consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products and (10) increased competition, including consolidation within the industry.
     Kitchen Collection: (1) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including in connection with the ongoing Florida limerock mining litigation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
About NACCO
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(In millions, except per share data)
Total revenues	$948.1	$830.9	$1,813.1	$1,634.8

Gross profit	$122.1	$129.4	$249.7	$260.4

Earnings of unconsolidated project mining subsidiaries	$9.3	$8.6	$17.9	$17.9

Operating profit	$10.9	$17.2	$22.5	$32.2
Other income (expense)	(7.6)	(5.6)	(15.8)	(11.9)

Income before income taxes and minority interest	3.3	11.6	6.7	20.3
Income tax provision	0.8	1.7	1.5	3.9

Income before minority interest	2.5	9.9	5.2	16.4
Minority interest income (expense)	(0.1)	—	(0.1)	0.1

Net income	$2.4	$9.9	$5.1	$16.5

Basic and diluted earnings per share	$0.29	$1.20	$0.62	$2.00

Cash dividends per share	$0.5150	$0.5000	$1.0150	$0.9800

Basic weighted average shares outstanding	8.282	8.267	8.278	8.258
Diluted weighted average shares outstanding	8.288	8.270	8.285	8.268
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$742.4	$608.8	$1,420.3	$1,199.5
NACCO Materials Handling Group Retail (incl. elims.)	25.1	45.8	46.1	88.3

NACCO Materials Handling Group	767.5	654.6	1,466.4	1,287.8

Hamilton Beach	108.8	103.3	204.0	200.1
Kitchen Collection	39.7	38.9	78.9	78.6
Housewares Eliminations	(1.0)	(0.8)	(1.6)	(1.2)

NACCO Housewares Group	147.5	141.4	281.3	277.5

North American Coal	33.1	34.9	65.4	69.5

Total	$948.1	$830.9	$1,813.1	$1,634.8

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	$9.6	$7.7	$19.5	$15.4
NACCO Materials Handling Group Retail (incl. elims.)	0.9	2.6	1.9	5.1

NACCO Materials Handling Group	10.5	10.3	21.4	20.5

Hamilton Beach	0.9	0.8	1.7	1.8
Kitchen Collection	0.7	0.6	1.4	1.2

NACCO Housewares Group	1.6	1.4	3.1	3.0

North American Coal	2.9	3.0	5.9	6.2
NACCO and Other	0.1	0.1	0.1	0.1

Total	$15.1	$14.8	$30.5	$29.8

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$7.3	$14.9	$20.7	$28.9
NACCO Materials Handling Group Retail (incl. elims.)	(0.1)	(6.7)	(0.3)	(10.5)

NACCO Materials Handling Group	7.2	8.2	20.4	18.4

Hamilton Beach	1.5	1.9	(0.5)	2.6
Kitchen Collection	(5.3)	(4.2)	(10.8)	(9.1)
Housewares Eliminations	(0.1)	—	—	—

NACCO Housewares Group	(3.9)	(2.3)	(11.3)	(6.5)

North American Coal	7.9	13.0	14.4	22.5
NACCO and Other	(0.3)	(1.7)	(1.0)	(2.2)

Total	$10.9	$17.2	$22.5	$32.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(In millions)
Other income (expense)
NACCO Materials Handling Group Wholesale	$(3.7)	$(2.0)	$(7.5)	$(4.5)
NACCO Materials Handling Group Retail (incl. elims.)	(0.5)	(1.1)	(1.0)	(2.1)

NACCO Materials Handling Group	(4.2)	(3.1)	(8.5)	(6.6)

Hamilton Beach	(2.7)	(2.5)	(5.6)	(3.4)
Kitchen Collection	(0.2)	(0.4)	(0.5)	(0.7)
Housewares Eliminations	—	0.1	—	0.1

NACCO Housewares Group	(2.9)	(2.8)	(6.1)	(4.0)

North American Coal	(1.0)	(1.2)	(3.5)	(2.8)
NACCO and Other	0.5	1.5	2.3	1.5

Total	$(7.6)	$(5.6)	$(15.8)	$(11.9)

Net income (loss)
NACCO Materials Handling Group Wholesale	$3.2	$10.4	$11.1	$19.4
NACCO Materials Handling Group Retail (incl. elims.)	(0.6)	(5.9)	(1.2)	(9.6)

NACCO Materials Handling Group	2.6	4.5	9.9	9.8

Hamilton Beach	(0.5)	(0.4)	(3.3)	(0.5)
Kitchen Collection	(3.7)	(2.8)	(6.9)	(5.9)
Housewares Eliminations	0.8	0.1	0.5	—

NACCO Housewares Group	(3.4)	(3.1)	(9.7)	(6.4)

North American Coal	6.4	9.8	10.2	16.6
NACCO and Other	(3.2)	(1.3)	(5.3)	(3.5)

Total	$2.4	$9.9	$5.1	$16.5

(All amounts are subject to annual audit by our independent registered public accounting firm.)